Exhibit 23.1

Tel: +61 2 9251 4100 Fax: +61 2 9240 9821 www.bdo.com.au	Level 11, 1 Margaret St Sydney NSW 2000 Australia

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Alta Global Group Limited

Level 1, Suite 1, 29-33 The Corso

Manly, New South Wales 2095

We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated November 17, 2023, except for the effects of the reverse share split as described in Note 17, as to which the date is January 24, 2024, relating to the consolidated financial statements of Alta Global Group Limited and subsidiaries (the “Company”) as of June 30, 2023 and 2022, the related consolidated statements of profit or loss and other comprehensive income, cash flows and changes in equity for the years then ended, which is contained in that Prospectus. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Registration Statement.

/s/ BDO Audit Pty Ltd

BDO Audit Pty Ltd

Sydney, Australia

February 27, 2024

BDO Audit Pty Ltd ABN 33 134 022 870 is a member of a national association of independent entities which are all members of BDO Australia Ltd ABN 77 050 110 275, an Australian company limited by guarantee. BDO Audit Pty Ltd and BDO Australia Ltd are members of BDO International Ltd, a UK company limited by guarantee, and form part of the international BDO network of independent member firms.